Avantry Ltd. And its Consolidated Subsidiary Audited Financial Statements As at December 31, 2005

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Avantry Ltd.
and its consolidated subsidiary

Consolidated Financial Statements

Table of Contents

Page

Report of Independent Auditors

2

Consolidated Balance Sheets

3

Consolidated Statements of Operations

4

Statements of Changes in Shareholders’ Equity

5

Consolidated Statements of Cash Flows

6

Notes to the Consolidated Financial Statements

8

Somekh Chaikin

Mail address

Office address

Telephone  972 3 684 8000

PO Box 609

KPMG Millennium Tower

Fax 972 3 684 8444

Tel Aviv 61006

17 Ha'arba'a Street

Israel

Tel Aviv 61070

Israel

Report of Independent Auditors to the Board of Directors and

Shareholders of Avantry Ltd. (Formerly Witcom Ltd.)

We have audited the accompanying consolidated balance sheets of Avantry Ltd. and its subsidiary (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s Board of Directors and of its management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards in Israel. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations, shareholders’ equity and cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

With out qualified our opinion, we draw attention to Note 1B regarding substantial doubts about the Company’s ability to continue as a “going concern”.  The Company does not generate significant cash resources for continuing operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty (see also note 20).

Somekh Chaikin

Certified Public Accountants (Isr.)

March 30, 2006

Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is a member of KPMG International, a Swiss cooperative.

Consolidated Balance Sheets as of December 31

	2005	2004
Note	USD thousands	USD thousands

Current assets
Cash and cash equivalents	1G; 2	1,540	1,739
Accounts receivable:
Trade		1,027	1,437
Chief Scientist		59	400
Other	3	20	113
Related parties		2	3
Inventory	1I; 4	589	2,262

		3,237	5,954

Deposit	5D	74	147

Amount funded for employees’ rights upon retirement	1J	414	1,021

Fixed assets, net	1K; 6	1,093	1,603

Other assets	1L	1,685	3,032

Total assets	6,503	11,757

Chairman of the Board	Chief Executive Officer	Chief Financial Officer

March 30, 2006

The accompanying notes are an integral part of the financial statements.

Avantry Ltd.
and its consolidated subsidiary

	2005	2004
Note	USD thousands	USD thousands

Current liabilities
Current maturities of long-term liabilities	8	1,377	60
Accounts payable:
Trade		692	1,894
Other	7	1,792	3,213

		3,861	5,167
Long-term liabilities
loans from bank	8	-	1,268
Loans from shareholders	9	1,671	1,176
Employees’ rights upon retirement	10	477	1,127

		2,148	3,571

Liens, commitments and contingencies	5

Shareholders' equity	11

Share capital:
Ordinary shares		129	129
Additional paid-in capital		37,905	37,949
Accumulated loss		(37,540)	(35,059)

Total shareholders' equity		494	3,019

Total liabilities and shareholders' equity		6,503	11,757

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Avantry Ltd.
and its consolidated subsidiary

Consolidated Statements of Operations for the Year ended December 31

	2005	2004
Note	USD thousands	USD thousands

Sales		9,482	9,433

Cost of sales	12	(6,627)	(6,881)

Gross profit		2,855	2,552

Research and development costs, net	13	(1,534)	(3,387)

Marketing expenses, net	14	(951)	(1,262)

General and administrative expenses	15	(838)	(1,145)

Operating loss		(468)	(3,242)

Financing expense, net	16	(665)	(556)

Other expenses	17	(1,348)	(3,260)

Net loss		(2,481)	(7,058)

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.
and its consolidated subsidiary

Consolidated Statements of Changes in Shareholders’ Equity

								Additional		Total
Series A preferred shares		Series B preferred shares		Series C preferred shares		Ordinary shares (1)		paid-in	Accumulated	shareholders'
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital (2)	loss	equity
	USD thousands		USD thousands		USD thousands		USD thousands	USD thousands	USD thousands	USD thousands

Balance as of December 31, 2003	3,388,855	8	10,981,943	26	13,727,625	33	9,103,600	21	32,798	(28,001)	4,885

Net loss for the year	-	-	-	-	-	-	-	-	-	(7,058)	(7,058)

Conversion of all shares to Ordinary shares
par value NIS 0.01	(3,388,855)	(8)	(10,981,943)	(26)	(13,727,625)	(33)	28,098,423	67	-	-	-

Capital increase on accounts of merger
transaction with Radio Tel	-	-	-	-	-	-	17,850,366	41	4,414	-	4,455

Deferred compensation in respect of a loan from
shareholders	-	-	-	-	-	-	-	-	585	-	585

Deferred compensation in respect of a loan
from bank	-	-	-	-	-	-	-	-	238	-	238

Expenses in respect of shares issued	-	-	-	-	-	-	-	-	(86)	-	(86)

Balance as of December 31, 2004	-	-	-	-	-	-	55,052,389	129	37,949	(35,059)	3,019

Net loss for the year	-	-	-	-	-	-	-	-	-	(2,481)	(2,481)

Exercise of options	-	-	-	-	-	-	4,479	*-	-	-	-

Employee stock options compensation	-	-	-	-	-	-	-	-	(44)	-	(44)

Balance as of December 31, 2005	-	-	-	-	-	-	55,056,868	129	37,905	(37,540)	494

(1)  Includes 103,600 ordinary A shares at a total amount less than USD 1 thousand on December 31, 2003.

(2)  Net of issuance costs.

*     Less than USD 1 thousand

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.

and its consolidated subsidiary

Consolidated Statements of Cash Flows for the Year ended December 31

Year ended December 31
2005	2004
USD thousands	USD thousands

Cash flows from operating activities
Net loss	(2,481)	(7,058)

Adjustments required to reconcile net loss to
net cash used in operating activities
Depreciation and amortization	1,842	2,265
Loss (gain) from disposal of fixed assets	-	2
Severance pay, net	(43)	(9)
Employee stock option	(44)	-
Amortization of deferred compensation and interest in
respect of a loan received from shareholders	495	263
Erosion of long-term loans and deposit	73	(9)
Amortization of deferred compensation in respect of a
loan received from bank	119	154
Decrease (increase) in accounts receivable	410	(218)
Decrease (increase) in accounts receivable - other	434	(221)
Decrease (increase) in inventory	1,673	(357)
Increase (decrease) in accounts payable - trade	(1,192)	421
Decrease in accounts receivable - related parties	1	-
Increase (decrease) in accounts payable - other	(1,421)	1,533

Net cash used in operating activities	(134)	(3,234)

Cash used for investing activities
Payments for purchase of fixed assets	(37)	(164)
Cash from merger with RadioTel (Annex 1)	-	51
Change in deposit, net	-	(25)
Proceeds from disposal of fixed assets	52	9

Net cash used in investing activities	15	(129)

Cash flows generated by financing activities
Long-term loans received from shareholders	-	1,498
Long-term loans received from the bank	-	1,494
Repayments of long-term loans to the bank	(70)	(1,493)
Additional expenses in respect of shares issued	-	(86)

Net cash generated by financing activities	(70)	1,413

The accompanying notes are an integral part of the financial statements.

Avantry Ltd.
and its consolidated subsidiary

Consolidated Statements of Cash Flows for the Year ended December 31 (cont'd)

Year ended December 31
2005	2004
USD thousands	USD thousands

Effect of exchange rate changes on cash	(10)	3

Decrease in cash and cash equivalents	(199)	(1,947)

Cash and cash equivalents at beginning of year	1739	3,686

Cash and cash equivalents at end of year	1540	1,739

Supplementary information:

Cash paid for interest and bank costs	132	95

Annex l - Cash from merger with RadioTel

Inventory	-	(937)
Amounts receivable	-	(248)
Fixed assets	-	(506)
Other liabilities	-	1,993
Other intangible assets	-	(4,706)
Shares to be issued to RadioTel's shareholders	-	4,455

Cash from merger with RadioTel	-	51

Non-cash transactions

Fixed assets	-	23

Deferred compensation in respect of loan from shareholders	-	585

Deferred compensation in respect of loan from bank	-	238

Capital increase on account of merger transaction with
Radio Tel	-	4,455

The accompanying notes are an integral part of the financial statements.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

A.

Description of business

Avantry Ltd. (hereinafter - "the Company") was incorporated in October 1996 as an Israeli company.  Substantially, due to the significant research and development expenditures required for the development of its products, the Company has generated losses each year since its inception.

On March 30, 2004, the Company merged with Radio Tel (see Note 1B) and according to shareholder's decision dated June 24, 2004, the Company changed its name to Avantry Ltd.

The Company offers a comprehensive transmission product line of integrated microwave radio and optical transport systems for carrying flexible combinations of voice and data traffic.  The Company's product line offering includes:

•

RadioRing IP - A point-to-point high capacity microwave radio with integrated SDH ADM and Ethernet Switching technologies.

•

WitLink - A point-to-point low to medium capacity microwave radio for carrying PDH voice and Ethernet traffic.

•

OptiSky - A new generation SDH optical access system integrating voice and data for the Metropolitan Area Network (MAN).

The high technology industry, in which the Company is involved, is highly competitive and is characterized by the risks of rapidly changing technologies as well as penetration into world market requires investment of considerable resources and continuous development efforts. The Company’s future success is dependent upon several factors including the technological quality and price/performance of its products relative to those of its competitors. There can be no assurance that the Company will be able to maintain the high technological quality of its product or to continue to develop or market its new products effectively.

B.

Going concern

The Company’s current budget and sales forecast do not support sufficient resources of cash that will allow it to continue operating as a going concern in the coming 12 months. Therefore, its continued operation largely depends upon financial support of its shareholders or external financing which is undergoing discussions (see also note 20).

C.

Merger with RadioTel Ltd.

On December 31, 2003, the Company entered into a merger agreement (the "Agreement") with RadioTel Ltd. ("RadioTel").

Pursuant to the Agreement, at the closing of the merger, which took place on March 30, 2004 (the "Closing Date"), RadioTel (the target company in the merger) was merged with and into the Company (the absorbing company in the merger), and the separate corporate existence of RadioTel ceased (the "Merger").  The Company (i) continued as the surviving company, and (ii) succeeded to and assumed all of the rights, properties and obligations of RadioTel in accordance with the Company's Law (the statutory merger").

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (cont'd)

C.

Merger with RadioTel Ltd. (cont'd)

At the closing of the Statutory Merger, all shares, warrants, options, convertible notes and any other security of RadioTel issued and outstanding immediately prior to December 31, 2003, except for options issued under the RadioTel Option Plans, entitled the shareholders thereof to an aggregate consideration of 17,850,366 ordinary shares of the Company and warrants to purchase 1,380,429 ordinary shares of the Company, based on a company valuation of RadioTel of USD 4,500 thousand.

RadioTel was founded in 1996 for the purpose of creating innovative solutions in connection with broadband communications. RadioTel is a provider of intelligence, broadband, optical and wireless, network solutions. RadioTel's wireless transmissions, networks, enable telecom and cellular operators to cost-effectively extend their existing fiber infrastructure to meet the growing demand for broadband communications services.

RadioTel was a private company and was backed by both Israeli and U.S. venture capital funds

The results of operations of RadioTel are included in the income statement, reported after the closing of the Statutory Merger, which took place on March 30, 2004.

The merger with RadioTel was accounted for as a purchase and the Company has allocated the purchase price according to the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net tangible assets acquired and liabilities assumed of approximately USD 4,706 thousand was recorded as intangible assets being mainly assembled technology USD 4,000 and patent USD 706, which are amortized over a period of three years on a straight-line basis. In a more recent assessment during 2004 the amount relating to patents was fully written off.

D.

Basis of presentation

The accompanying consolidated financial statements include the Company and financial data of its wholly-owned subsidiary, Witcom Inc., that ceased its marketing activities in the U.S.A. in February 2003.

Moreover, at the date of the financial statements, the Inc company is in the process of dissolution.

Effective March 30, 2004, the Company merged with RadioTel Ltd. The Company is the surviving legal entity. The Company assumed the operations, assets and liabilities of RadioTel Ltd. (See also Note 1).

E.

Use of estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Actual results may differ from these estimates.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (cont'd)

F.

Functional and reporting currency

The accounting records of the Company are maintained in New Israeli Shekels ("NIS") and U.S.Dollars ("USD"). The Company’s functional and reporting currency is the USD.

Transactions denominated in foreign currencies other than the USD are translated into the reporting currency using current exchange rates. Gains and losses from the translation of foreign currency balances are recorded in the statement of operations.

The Company currently has no plans to pay dividends and has not determined the currency in which any dividends would be paid.

G.

Cash and cash equivalents

All highly-liquid investments with original maturities of three months or less from the date of deposit are considered to be cash equivalents.

H.

Provision for doubtful debts

The provision for doubtful debts is calculated on the basis of specific identification of balances, the collection of which, in management’s opinion, is doubtful. In determining the adequacy of the provision, management bases its opinion, inter alia, on the estimated risk, in reliance on available information with respect to the debtor’s financial position and an evaluation of the collateral received.

I.

Inventories

The inventory of the Company consists of raw materials, work in process and finished products. The inventory is valued at lower of cost or market.  Cost is determined using the "moving average" method.

J.

Amounts funded for employees' rights upon retirement

Amounts funded for employees' rights upon retirement represent contributions to severance pay funds and cash surrender life insurance policies that are recorded at their current redemption value.

K.

Fixed assets

Fixed assets are stated at cost.  Depreciation is computed by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computer software and related equipment	33
Instruments and laboratory equipment	10 - 15
Motor vehicles	15
Office furniture and equipment	6 - 7

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (cont'd)

L.

Other assets

Intangible assets acquired in a business combination should be amortized over their useful life using the method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or the otherwise used up, in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142). Acquired Technology is amortized on the straight line basis over a period of three years.

The accumulated amortization of intangible assets at December 31, 2005 and 2004 is USD 3,064 thousand and USD 1,716 thousand, respectively.

M.

Stock compensation plans

The Company applied a modified prospective approach of FAS 123 as of January 1, 2005.

SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee stock compensation plans and as a measurement basis for transactions involving the acquisition of goods or services from non-employees.

N.

Concentrations of credit risk

Statement of Financial Accounting Standard No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance-sheet risk and credit risk concentrations. The company does not have significant off-balance-sheet risk or credit risk concentrations.  With respect to trade account receivables, most of the Company's trade receivables are located in Israel and Europe.

O.

Impairment of long-lived assets and certain intangibles

The Company accounts for long-lived assets and certain intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets" ("SFAS 144"), replacing SFAS 121.

This Statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.   Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets to be disposed of are reported at the lower of the carrying amount of fair value less cost to sell.

The full adoption of SFAS 144 has immaterial impact on the Company's results of operation.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (cont'd)

P.

Revenue recognition

Revenues from sales of products are recognized upon delivery provided that the collection of the resulting receivable is probable, there is persuasive evidence of an arrangement, no significant obligations in respect of installation remain and the price is fixed or determinable. Provisions for estimated warranty repairs, returns and other allowances are recorded at the time revenue is recognized. Revenue from service sales is recognized ratably over the contractual period or as the service is performed.

Q.

Research and Development costs

Research and development costs are charged to the statement of operation as incurred.

R.

Government-sponsored Research and Development

The Company records grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the "OCS") as a reduction of research and development expenses.

Royalties payable to OCS are recorded at cost of sales.

S.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes.”

Under SFAS 109 deferred tax assets or liabilities are recognized in respect of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts as well as in respect of tax losses and other deductions which may be deductible for tax purposes in future years, based on statutory tax rates as these will be applicable to the periods in which such deferred taxes will be realized. Deferred tax assets do not include future tax benefits the realization of which is in doubt.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Deferred tax assets and liabilities are presented as current or long-term items in accordance with the nature of assets or liabilities to which they relate, according to the date of their realization.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (cont'd)

T.

Recently Issued Accounting Standards

The Company examined the recently issued accounting standards Statement No. 151, Statement No. 152, Statement No. 154 and EITF 03-1 and believes that the adoption of these standards will not have a significant impact on the Company's financial position or results of operations.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123R”), which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. Statement 123R provides two alternative adoption methods. The first method is a modified prospective transition method whereby a company would recognize share-based employee costs from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date.

Measurement and attribution of compensation cost for awards that are unvested as of the effective date of Statement 123R would be based on the same estimate of the grant-date fair value and the same attribution method used previously under Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). The second adoption method is a modified retrospective transition method whereby a company would recognize employee compensation cost for periods presented prior to the adoption of Statement 123R in accordance with the original provisions of Statement 123; that is, an entity would recognize employee compensation costs in the amounts reported in the pro forma disclosures provided in accordance with Statement 123. A company would not be permitted to make any changes to those amounts upon adoption of Statement 123R unless those changes represent a correction of an error. For periods after the date of adoption of Statement 123R, the modified prospective transition method described above would be applied.

Statement 123R does not change the accounting guidance for share-based payment transaction with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

Since the Company already applied FAS No. 123, there is no impact on the Company’s financial position or results of operations

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 2 - Cash and Cash Equivalents

December 31	December 31
2005	2004
USD thousands	USD thousands

Denominated in USD	1,330	586
Denominated in New Israeli Shekels	210	1,153

	1,540	1,739

Cash equivalents in foreign currency include bank deposits bearing an annual interest rate of 3.9%.

Cash equivalents in New Israeli Shekels include bank deposits bearing an annual interest rate of 4% to 4.1%.

Note 3 - Accounts Receivable - Other

December 31	December 31
2005	2004
USD thousands	USD thousands

Government institutions	-	74
Prepaid expenses	15	20
Other	5	19

	20	113

Note 4 - Inventory

December 31	December 31
2005	2004
USD thousands	USD thousands

Raw materials and components	444	1,734
Work in process	104	314
Finished products	41	214

	589	2,262

During the reported period the Company evaluated its inventory value and concluded, that based on current sales projections, inventory book value is higher than its market value. Consequently, the Company adjusted its inventory level by making an inventory allowance in the amount of USD 185 thousand. The allowance expenses were charged to Cost of Sales.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 5 - Liens, Commitments and Contingencies

A.

Grants

1.

From the Office of the Chief Scientist

Since its inception, the Company was granted by the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the "OCS") approval for OCS participation in the cost of several research programs ("the Grants"). In return for the OCS's participation, the Company is committed to pay royalties to the OCS at a rate of 3% to 5% of the sales of the approved products, up to 100% of the amount of the grants received, with the addition of interest at LIBOR.  The OCS also approved a sale of exploitation rights of the WitLink product. Under certain conditions, the Company's commitment to pay royalties at the rates abovementioned and the total obligation for royalties shall increase.  The Company is committed to pay increased royalties for income derived from the abovementioned sale of rights.

The Grants are deducted from research and development expenses.  The Company is entitled to the Grants only upon incurring research and development expenditures. The Company is not obliged to repay any amount received from the OCS if the research effort is unsuccessful or if no products are sold. However, under certain limited circumstances, the OCS may withdraw its approval of a research program or amend the terms of its approval.  Upon withdrawal of approval, the Company may be required to refund the Grants, in whole or in part, with or without interest, as the OCS determines.

The Company's total obligation for royalties, based on royalty-bearing government participation, totaled approximately USD 8,183 thousand as of December 31, 2005.

Such amount excludes potential increase resulting from the abovementioned sale of rights. Expenses from royalties payable to the OCS are charged to cost of sales.

2.

From the Fund for the Encouragement of Marketing Activities Abroad

The Company received government grants from the Fund for the Encouragement of Marketing Activities Abroad ("The Fund") as participation in the funding of an approved marketing plan for 2002. The Company is committed to pay royalties to the Israeli Government at a rate of 4% of the increase in sales per year up to 100% of the amount of the grants received, with the addition of interest at LIBOR, computed on the increase in export sales beginning with the end of the first year after the year of the approved plan. These payments will continue until the grants (linked to the U.S. dollar) are fully repaid.

Under certain limited circumstances, The Fund may withdraw its approval of the marketing plan. Upon withdrawal of approval, the Company may be required to refund the grants, in whole or in part, with or without interest, as The Fund determines.

The aggregate liability in respect of the said grants on December 31, 2005 amounts to USD 72 thousand.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 5 - Liens, Commitments and Contingencies (cont'd)

B.

Liens

1.

The Company signed bank guarantees of USD 40 thousand to secure contract performance and trade accounts.

2.

A floating lien has been placed on all assets monies, property and right of any kind whatsoever without exception of the Company to secure liabilities to a bank.  The amount of liabilities, which are secured by the abovementioned lien, is USD 1,407 thousand as of December 31, 2005 (see also Note 8).

C.

Lease Commitments

In December 1997, the Company signed an operating lease agreement for the rental of its premises for a period of up to nine years. Payments are linked to the Israeli Consumer Price Index. During the years 2000 and 2001, the Company leased additional office and manufacturing space in Yoqneam under the original lease agreement.

In October 2004, the Company signed an extension of its operating lease agreement for the rental of its premises in Or Yehuda for a period of 2 years, (hereinafter “agreement A”). In December 14, 2005, the Company signed agreement that cancelled agreement A.

In fiscal year 2000, the Company signed a lease agreement with Albar Mimunit Services Ltd. (Albar) for the operating lease of cars for a period of 3.7 years. Payments are linked to the USD.

The Company has deposits of USD 75 thousand at December 31, 2005 and an open security note as additional security for the lease agreement with Albar.

The aggregate amounts that are supposed to be paid under these agreements are as follows:

Operating lease
USD thousands

2006	397
2007	92
2008	41

530

D.

On March 10, 2005, the Company signed an agreement with ECI Telecom Ltd. (“ECI”). According to this agreement, Avantry will grant to ECI a non-exclusive, non-transferable, non-assignable, royalty-free, perpetual and world-wide license to use certain rights of the Company’s intellectual property relating to one of the Company’s products solely for the purpose of maintenance, support, sale, offer for sale and sublicense in order to sell and to complete the development of its related products.

Note 6 - Fixed Assets at Cost, less Accumulated Depreciation

December 31	December 31
2005	2004
USD thousands	USD thousands

Computers and software	1,510	1,491
Instruments and laboratory equipment	3,782	3,850
Office furniture and equipment	414	460

Total	5,706	5,801
Accumulated depreciation	(4,613)	(4,198)

Net book value	1,093	1,603

Note 7 - Accounts Payable

December 31	December 31
2005	2004
USD thousands	USD thousands

Institutions	122	282
Liabilities to employees	219	830
Accrued expenses	1,121	823
Advances from customers	330	1,278
	1,792	3,213

Note 8 - Loans from Bank

Composition:

December 31
2005
USD thousands

Loan from bank	1,407
Less: current maturities	(1,377)
Less: deferred compensation, net (1)	(30)
-
(1) Deferred compensation	239
Accumulated depreciation	(209)
Deferred compensation, net	30

The loan is for a period of two years.  It bears interest rate of Libor + 3.5%; the loan is paid in six monthly installments of USD 20 thousand, starting October 2005 and the rest of the loan in the amount of USD 1,357 thousands, will be paid in March 2006, (see also Note 20).

According to the loan agreement, the bank has an option to purchase up to 1,380,429 ordinary shares at par value (see also Note 11).

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 9 - Loans from Shareholders

A.

In June 2004, the Company entered into a convertible loan agreement (the "Loan Agreement") with some of its shareholders (the "Lenders"), in an amount of USD 1,498 thousand.

According to the Loan Agreement, the term of the loan is four years starting on June 27, 2004 and the loan bears annually compounded interest at the following rates: 25%, 21.5%, 18% and 14.5% during the first, second, third and forth year of the loan term, respectively.

At any time after the closing date and prior to the maturity date each lender may convert in whole or in part the loan and its accrued interest into the Company's shares.

The Company may repay the loan in whole or in part, during the four years term of the loan.

The conversion price per each share (the "Conversion Price") shall be calculated as follows:

1.

So long as any of the Preferred Warrants (as defined below) is outstanding, the Conversion Price shall equal the then in effect Warrant Price of, and as defined in, the warrants issued to the shareholders of the Company pursuant to the merger agreement between the Company and RadioTel Ltd., dated December 31, 2003 (the "Preferred Warrants").

2.

At such time that no Preferred Warrant is outstanding, the Conversion Price shall be calculated on a fully diluted basis (assuming all ordinary shares issuable upon the exercise, conversion or exchange of any Preferred Shares, convertible indebtedness, options, warrants or other securities convertible into or exchangeable for ordinary shares have been issued as of the time of conversion) in accordance with the company's valuation at the time of conversion, which shall equal 65% (sixty five percent) of the sales of the Company during the 12 (twelve) full consecutive calendar months immediately prior to the conversion date, for which there are quarterly or annual financial statements approved by the board of directors of the Company (whether or not audited).

The Company applied EITF 98-5 and EITF 00-27 and recorded deferred compensation in the amount of USD 585 thousand that is depreciated over the four year term of the loan.

B.

Composition

December 31
2005
USD thousands

Loan from shareholders	1,498
Accumulated interest	538
Less: Deferred compensation (1)	(365)

1671

(1) Deferred compensation	585
Accumulated depreciation	(220)

Deferred compensation, net	365

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 10 - Employees’ Rights Upon Retirement

Under Israeli law and labor agreements the Company is required to pay severance benefits to its dismissed employees and employees leaving its employment under certain circumstances. The Company's liability for severance benefits is covered mainly by deposits with insurance companies in the name of the employee and/or by purchase of insurance policies.  The liability is calculated on the basis of the latest salary of the employee multiplied by the number of years of employment as of the balance sheet date.  The provision for employee severance benefits included in the balance sheet represents the total liability for such severance benefits, while the assets held for severance benefits included in the balance sheet represents the Company’s contributions to severance pay funds and to insurance policies.  The Company may make withdrawals from the funds only upon complying with the Israeli severance pay law or labor agreements.

Expenses recorded in respect of severance pay for the years ended December 31, 2004 and 2005 were USD 293 thousand and USD 202 thousand, respectively.

Note 11 - Share Capital

A.

Shareholders’ equity

December 31, 2005		December 31, 2004
Authorized	Issued and	Authorized	Issued and
	paid for		paid for
Number of shares		Number of shares

Ordinary Shares of NIS 0.01 each	130,000,000	55,056,868	130,000,000	55,052,389

Preferred A Shares of NIS 0.01 each	62,000,000	-	62,000,000	-

(1)

Rights Attached to Shares

Same rights, obligations and restrictions are attached to all the shares of the Company regardless of their denomination or class except for certain special rights as described in the Company's Articles of Association as amended on April 12, 2005 (see also Note 11A(2)).

In the event of a Liquidity Event, other than a Qualified Sale, then, subject to the provisions of any applicable law, the holders of the Series A Preferred Shares shall be entitled to receive, on a pro-rata basis among them (based on the number of Series A Preferred Shares then held by them multiplied by the applicable Original Issue Price for such shares), prior and in preference to the Ordinary Shares, an amount, per each Series A Preferred Share held by them at the time of distribution, in USD, or in NIS at the representative rate of exchange, equal to one time the Original Issue Price (as adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares).

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 11 - Share Capital (cont'd)

A.

Shareholders’ equity (cont'd)

Any surplus of assets and\or funds remaining after the distribution to the Series A Preferred Shareholders shall be distributed pro rata among all the shareholders of the Company on an as-converted basis (based on the number of shares then held by them).

(2)

According to the shareholders meeting dated December 24, 2003, the Company changed its Article of Association so as the Company would have a single class of ordinary shares par valued NIS 0.01 per share and to authorize the increase of the registered share capital of the Company to NIS 1,920,000 divided into 130,000,000 ordinary shares and 62,000,000 Series A preferred shares, and to provide for the rights, preferences, and privileges of the Ordinary Shares of the Company and to make such other changes of the Articles of Association as required under the Merger Agreement (see also Note 1B).

(3)        Pursuant to merger agreement between the Company and Radio Tel, dated December 31, 2003 and in connection with the consummation of the merger with Radio Tel  Ltd, The Company granted to all its qualified shareholders warrants to invent in the Company an aggregate amount of up to USD

             6,000 thousand, for a period of two years ending on March 30, 2006, for Preferred A shares, under the following terms: (1) on the first year of the warrant term the price per share shall be USD 0.0975 (2) on the second year of the warrant term the price shall increase daily fro USD 0.0975 to USD 0.1350. The warrant holders are entitled to certain adjustment of warrant price, number of shares and rights attached to the warrant shares.

B.

Employee stock option plan

The Board of Directors of the Company, at its meetings on November 30, 2003, resolved to adopt the Company's 2003 stock option plan (the "New Option Plan"), providing for the allotment of options to employees, directors and consultants of the Company and its subsidiaries, whose eligibility will be determined from time to time by the Company's Board of Directors. Options granted under the New Option Plan will entitle their holder to purchase Ordinary Shares par value NIS 0.01 per share at an exercise price and vesting schedule as shall be determined by the Company's Board of Directors. The options shall be exercisable for a period of up to ten years from the date of grant.

The Board of Directors of the Company, at its meetings on July 28, 1997 and on January 21, 2001, approved resolutions to adopt the Company's stock option plans (the "Option Plans"), providing for the allotment of options to employees, directors and consultants of the Company and its subsidiaries, whose eligibility will be determined from time to time by the Company's compensation committee.  Options granted under the Option Plans entitle their holders to purchase ordinary shares par value NIS 0.01 per share at an exercise price as determined by the Company's compensation committee.  The options normally vest over a period of two to four years and are exercisable for a period of up to ten years from the date of grant.

Certain options will be allotted to a trustee who will hold them in trust on behalf of the employees, in accordance with Section 102 of the Income tax ordinance in Israel and related regulations.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 11 - Share Capital (cont'd)

B.

Employee stock option plan (cont'd)

The following table summarizes information relating to stock options for ordinary shares outstanding as of December 31, 2005:

Options
	Options outstanding		exercisable
	Number	Weighted	Number
	outstanding	average	exercisable
	at December 31	remaining	at December 31
	2005	contractual	2005
Exercise price		life (in years)

USD 0.09	3,918,736	5.889	2,600,491
USD 0.0994	703,293	1.329	703,293
NIS 0.01	1,186,880	2.189	1,186,880
USD 0.5915	210,694	3.605	210,694
USD 0.8	62,500	4.244	62,500
USD 0.9914	246,038	4.418	246,038
USD 1	574,000	4.472	574,000
USD 1.4517	100,000	5.545	100,000

	7,002,141		5,683,896

The option allotments are as follows:

Number of	Weighted
shares	average
exercise price

Balance at December 31, 2003	5,593,682

Granted	3,019,662	0.09
Exercised	-	-
Forfeited	(1,244,274)	1.006

Balance at December 31, 2004	7,369,070

Granted	4,201,040	0.098
Exercised	(1,000)	0.099
Forfeited	(4,566,969)	0.431

Balance at December 31, 2005	7,002,141

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 12 - Cost of Sales

Year ended December 31
2005	2004
USD thousands	USD thousands

Material and components	3,567	5,736
Salaries, wages and employee benefits	490	629
Royalties to the OCS	433	423
Depreciation	190	177
Other manufacturing and service costs	366	381

	5,046	7,346
Decrease (increase) in inventories	1,581	(465)

	6,627	6,881

(1) Includes change in provision regarding slow-
moving inventory (see Note 1I)	271	(177)

Note 13 - Research and Development Costs, Net

Year ended December 31
2005	2004
USD thousands	USD thousands

Salaries and related expenses	1,475	2,160
Materials	116	98
Subcontractors	149	265
Vehicle expenses	293	345
Depreciation	275	346
Other	432	552

	2,740	3,766
Less: grants from the Chief Scientist office and NRE
from Australian company	1,206	379

	1,534	3,387

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 14 - Marketing Expenses, Net

Year ended December 31
2005	2004
USD thousands	USD thousands

Salaries and related expenses	503	696
Overseas travel	46	120
Marketing and sales commissions	160	105
Vehicle expenses	72	77
Depreciation	19	12
Other	151	252

	951	1,262

Note 15 - General and Administrative Expenses

Year ended December 31
2005	2004
USD thousands	USD thousands

Salaries and related expenses	397	649
Consulting legal, audit and insurance	157	245
Provision for doubtful debts	70	47
Depreciation	8	13
Vehicle expenses	85	46
Other	121	145

	838	1,145

Note 16 - Financing Expenses, Net

Year ended December 31
2005	2004
USD thousands	USD thousands

Interest income, net of interest expenses and linkage differences	632	516
Bank charges	33	40

	665	556

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 17 - Other Expenses

The amortization of intangible assets (see also Note 1L) at December 31, 2005 and 2004 are USD 1,348 thousand and USD 1,187 thousand, respectively. Furthermore, the Company, recorded impairment in the amount of USD 2,071 thousand in respect of the intangible assets at December 31, 2004.

Note 18 - Income Taxes

(1)

The Israeli tax is computed on the basis of the Company’s results in nominal NIS determined for statutory purposes.

The Company is assessed for tax purposes under the Income Tax Law (Inflationary Adjustments 1985), the purpose of which is to prevent taxation on inflationary profits.

On June 29, 2004, Amendment No. 140 to the Income Tax Ordinance was passed, whereby the income tax rate applying to companies was reduced from 36% in 2003 to 35% for 2004, 34% for 2005, 32% for 2006 and 30% for 2007 and thereafter.

Tax benefits under the Law for the Encouragement of Capital Investments (1959):

The Company was awarded “Approved Enterprise” status by the government of Israel under the Law for the Encouragement of Capital Investments (1959) (hereinafter –the "Law").

The main benefits to which the Company will be entitled, if it meets all the requirements of the approved program, are tax exemption for a period of 10 years, commencing on the date taxable income is first generated by the Approved Enterprise (limited to the earlier of a maximum period of 12 years from commencing operations or 14 years from the date the approval letter was received).  The Company would also be entitled to reduce taxes on income deriving from the Approved Enterprise in Yoqneam, and reduced tax rates on dividends originating from this income.

Dividend distribution originating from the income of the Approved Enterprise will be subject to tax at the rate of 15%, provided that the dividend is distributed during the period stipulated by the Law.

In the event of a dividend distribution (including withdrawals and charges that are deemed to be dividends) out of the income originating from the Approved Enterprise, and on which the Company received a tax exemption, income from which the dividend is distributed will be subject to corporate taxes at a rate varying from 10% – 25% depending on foreign investment rate in the Company as defined by the Law.

Should the Company derive income from sources other than the Approved Enterprise during the relevant period of benefits, such income will be taxable at regular corporate tax rates, (see (4) below).

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 18 - Income Taxes (cont’d)

On March 30, 2005, the Knesset approved a reform of the Encouragement of Capital Investments Law – 1959. The primary changes are as follows:

•

Companies that meet the criteria of the Alternate Path of tax benefits will receive those benefits without prior approval.  In addition, there will be no requirement to file reports with the Investment Center.  Audit will take place via the Income Tax Authorities as part of the tax audits.  Request for pre-ruling is possible.

•

Tax benefits of the Alternate Path include lower tax rates or not tax depending on area and the path chosen, lower tax rates on dividends and accelerated depreciation.

•

In order to receive benefits in the Grant Path or the Alternate Path, the Industrial Enterprise must contribute to the economic independence of the country’s economy in one of the following ways:

1.

Its primary activity is in the biotechnology or Nanotechnology fields and pre-approval is received from the head of research and development at the Office of the Chief Scientist;

1.

Its revenue from a specific country it  not greater than 75% of its total revenues that year;

2.

25% or more of its revenues are derived from a specific market of at least 12 million residents.

(2)

The Company has net operating loss carryforwards in Israel of approximately $ 31 million as of December 31, 2005.  These net operating loss carryforwards are linked to the Israeli Consumer Price Index and are available to offset future taxable income, if any, indefinitely.

(3)

The Israel Company is exempt from tax for a ten-year period.  Therefore, the Israeli Company has not recorded deferred tax assets and liabilities.

(4)

On July 25, 2005, the Knesset passed the Law for the Amendment of the Income Tax Ordinance (No. 147 and Temporary Order) – 2005 (hereinafter – the Amendment).

The Amendment provides for a gradual reduction in the company tax rate in the following manner:  in 2006 the tax rate will be 31%, in 2007 the tax rate will be 29%, in 2008 the tax rate will be 27%, in 2009 the tax rate will be 26% and from 2010 onward the tax rate will be 25%.  Furthermore, as from 2010, upon reduction of the company tax rate to 25%, real capital gains will be subject to tax of 25%.

This change has no effect on the financial statements of the Company.

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 19 - Related Parties Transactions and Balances

Year ended December 31
2005	2004
USD thousands	USD thousands

A. Transactions (except for equity)

ECI Telecom Ltd.	(2,323)	(2,371)
Netsal (Shupersal)	1	2
Netvision Ltd.	10	16
Partner Communications Company Ltd.	39	39
Cellcom Israel Ltd. - communication services	-	14
3DV Ltd.- communication services	(4)	(4)
Formula Ventures	-	1
ChipX	-	13
Translight	37	24

B.

Balances of amounts due to

Accounts receivable:
3DV Ltd.	1	3
Vsoft Ltd.	-	2
ECI Telecom Ltd.	441	295

Accounts payable:
Partner Communications Company Ltd.	2	5
Formula Ventures	-	2
Translight	2
Loan from shareholders	2,037	1,688

Avantry Ltd.
and its consolidated subsidiary

Notes to the Consolidated Financial Statements

Note 20 - Subsequent Events

On February 7, 2006, the Company entered into a merger agreement (hereinafter - the “Agreement”) with Unity Wireless Corporation (hereinafter - "Unity") and Unity Wireless Microwave Systems Ltd., a wholly-owned subsidiary of Unity (hereinafter - "Unity Israel").

Pursuant to the Agreement, at the closing of the merger between the Company and Unity Israel , which is currently expected to take place in April 2006, (hereinafter - the "Expected Closing Date"), the Company (the target company in the merger) is to be merged with and into Unity Israel (the absorbing company in the merger), and the separate corporate existence of the Company will cease.

According to the terms of the Agreement and the terms of a shareholders instrument signed by the holders of the shareholders convertible loan (see Note 9), all indebtedness of the Company to such shareholders, including the principal and all accrued interest, will immediately prior to the Expected Closing Date convert into Series A Preferred Shares of the Company.

In January 2006, the Company obtained the bank's consent to enter into the agreement under certain terms. As part of this consent and pending closing of the transaction the remaining amount of the bank's loan shall be repaid to the bank by Unity Israel over a period of 12 months from the Expected Closing Date.